PROSPECTUS SUPPLEMENT NO. 1 (To Prospectus Dated January 25, 2008)	Filed pursuant to rule 424(b)(3) Registration No. 333-148637

WONDER AUTO TECHNOLOGY, INC.

3,000,000 Shares
of Common Stock
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This prospectus supplement, which supplements Wonder Auto Technology, Inc.’s (the “Company”) prospectus dated January 25, 2008, relates to resales by selling stockholders of up to 3,000,000 shares of the Company’s common stock. You should read this prospectus supplement in conjunction with the related prospectus, which is to be delivered by selling stockholders to prospective purchasers along with this prospectus supplement.
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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the related prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should read and rely only on the information contained in this prospectus supplement and the related prospectus, together with those documents incorporated by reference, as described on pages 28-29 of the prospectus under INCORPORATION BY REFERENCE. Neither the Company nor any selling stockholder has authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. The selling stockholders are offering to sell, and are seeking offers to buy, the securities only in jurisdictions where offers and sales are permitted. Neither this prospectus supplement nor the related prospectus constitutes an offer to sell, or a solicitation of an offer to buy, any securities by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. You should not assume that the information contained in this prospectus supplement or the related prospectus is accurate as of any date other than the date on the front cover of the respective document.

Investing in the shares of the Company common stock involves risks. See RISK FACTORS beginning on page 5 of the related prospectus.
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The date of this prospectus supplement is January 29, 2008.

The information set forth in the following table modifies and supplements the information set forth in the table appearing under the heading SELLING STOCKHOLDERS in the related prospectus. The information is based on information provided to the Company by or on behalf of Gagnon Investment Associates Master Fund and CD Investment Partners, Ltd., respectively. The information has not been independently verified by the Company. The selling stockholders identified below may have sold, transferred or otherwise disposed of all or a portion of its securities in transactions exempt from the registration requirements of the Securities Act or pursuant to the prospectus to which this prospectus supplement relates. The selling stockholders may from time to time offer and sell pursuant to the prospectus or supplements thereto any or all of the securities. Because the selling stockholders are not obligated to sell securities, the Company cannot estimate how many shares of common stock that the selling stockholders will hold upon consummation of any such sales. Information about other selling stockholders, if any, will be provided in one or more prospectus supplements or post-effective amendments to the registration statement, as the case may be, of which the prospectus is a part.

Selling Stockholders	Shares of Common Stock Beneficially Owned	Percent of Common Stock	Shares of Common Stock to be Registered	Percent of Common Stock After Completion of Offering (3)

Gagnon Investment Associates Master Fund	90,000.00	*	90,000.00	*
Gagnon Investment Associates Master Fund	80,000.00	*	80,000.00	*
CD Investment Partners, Ltd.(5)	115,607.00	*	115,607.00	*

(5)
Carpe Diem Capital Management LLC (“Carpe Diem Capital”), as investment manager for CD Investment Partners, Ltd. (“CDIP”), ZPII, LP (“ZPII”), as the manager and sole member of Carpe Diem Capital, C3 Management Inc. (“C3”), as the general partner of ZPII, and John D. Ziegelman, as the Chairman of the Board, President and Treasurer and the beneficial owner of 100% of the outstanding shares of common stock of C3, each may be deemed to have beneficial ownership of the shares owned by CDIP which are being registered hereunder.